EX-99.B(p)(2)

WELLS FARGO FUNDS MANAGEMENT, LLC

CODE OF ETHICS

Policy on Personal Securities Transactions

and Insider Information

July 1, 2004

1.	CODE OF ETHICS

Wells Fargo Funds Management, LLC (“Funds Management”), an investment adviser registered under the Investment Advisers Act of 1940 (“Advisers Act”), adopts this Code of Ethics and Policy on Personal Securities Transactions and Insider Information (the “Code”) pursuant to Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”) and Section 204A of the Advisers Act. For purposes of the Code, the investment companies that Funds Management advises are referred to individually as a Wells Fargo Mutual Fund and, together as the Wells Fargo Mutual Funds. Definitions of underlined terms are included in Appendix A.

The Code is applicable to the following individuals (each, an “Access Person”):

•	all employees, directors and officers of Funds Management.

Funds Management is committed to maintaining the highest ethical standards in connection with the management of the Wells Fargo Mutual Funds. The Code reflects Funds Management’s view on dishonesty, self-dealing, conflicts of interest and trading on material, non-public information, which will not be tolerated. Each Access Person is required to read the Code annually and to certify that he or she has complied with its provisions and with the reporting requirements. Acknowledgement of and compliance with the Code are conditions of employment.

Any person who has any question regarding the applicability of the Code or the related prohibitions, restrictions and procedures or the propriety of any action, is urged to contact the Funds Management Compliance Officer (the “Compliance Officer”).

Note:	Access Persons are also subject to and required to comply with Wells Fargo & Company’s Code of Ethics and Business Conduct, including the limitations therein regarding directorships and the receipt of gifts.

1.1	ACCESS PERSON

Because all Access Persons of Funds Management may at some time have access to or obtain investment information, Funds Management designates all of its employees as Access Persons subject to the requirements of the Code.

As an Access Person, you are required to report quarterly all transactions in any securities in which you or any member of your immediate family who shares the same household with you (a “Family Member”) has any direct or indirect beneficial ownership.

Notwithstanding the foregoing, you will not be required to make a report with respect to transactions effected for, and securities held in, any account over which neither you nor any Family Member has any direct or indirect influence or control.

1.2	STANDARDS OF BUSINESS CONDUCT

•	Duty of loyalty to the Wells Fargo Mutual Funds and their shareholders, which requires that Funds Management act for the best interests of the Wells Fargo Mutual Funds and their shareholders and always place the Wells Fargo Mutual Funds’ and shareholders’ interests first and foremost.

•	Access Persons must avoid actions or activities that allow (or appear to allow) them or their Family Members to profit or benefit from their relationships with the Wells Fargo Mutual Funds, or that brings into question their independence or judgment.

•	Access Persons must always observe the highest standards of business conduct and act in accordance with all applicable laws and regulations.

•	Access Persons cannot, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any Wells Fargo Mutual Fund:

•	employ any device, scheme or artifice to defraud any Wells Fargo Mutual Fund;

•	make to a Wells Fargo Mutual Fund any untrue statement of a material fact or omit to state to a Wells Fargo Mutual Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice or course of business which would operate as a fraud or deceit upon any Wells Fargo Mutual Fund; or

•	engage in any manipulative practice with respect to any Wells Fargo Mutual Fund.

•	Access Persons cannot engage in any inappropriate trading practices. Access Persons must comply with the share trading policies of all mutual funds in which they invest.

2.	PERSONAL SECURITIES TRANSACTIONS

The personal transactions and investment activities of employees of investment advisory firms are the subject of various federal securities laws, rules and regulations. Access Persons must accomplish all personal securities transactions in a manner that avoids a conflict between their personal interests and those of the Wells Fargo Mutual Funds or their shareholders. When Access Persons invest for their own accounts, conflicts of interest may arise between the Wells Fargo Mutual Fund’s and the Access Person’s interests. The conflicts may include:

•	Taking an investment opportunity from the Wells Fargo Mutual Fund for an Access Person’s own portfolio

•	Using an Access Person’s advisory position to take advantage of available investments

•	Front-running, which may be an Access Person trading before making Wells Fargo Mutual Fund transactions

•	Taking advantage of information or using Wells Fargo Mutual Fund portfolio assets to have an effect on the market that may be used to the Access Person’s benefit

2.1	PERSONAL SECURITIES TRANSACTIONS RECORDS

Initial and Annual Holdings Reports: All Access Persons are required to report brokerage accounts and holdings (subject to Code requirements) within 10 days of employment and annually. An Access Person’s brokerage account statement may be submitted in lieu of a separate initial or annual holdings report. The holdings report must contain the following:

a)	title and exchange ticker symbol or CUSIP number;

b)	number of shares or principal amount of the security involved;

c)	type of security; and

d)	name of the broker-dealer or bank that maintained the account.

Quarterly Transactions Reports: Funds Management requires that all Access Persons report on a quarterly basis any transaction in a security over which the Access Person had any direct or indirect beneficial ownership. A record of every transaction in a security is required with the following information to be maintained:

a.	title and exchange ticker symbol or CUSIP number;

b.	number of shares or principal amount of the security involved;

c.	interest rate and maturity date (if applicable);

d.	date of the transaction;

e.	nature of the transaction (purchase or sale);

f.	price at which the trade was effected; and

g.	name of the broker-dealer or bank that executed the transaction.

401(k) Transactions:	You are required to report exchanges and transfers within your 401(k) plan, but not automatic investments.

The attached form (See Page 16) should be used to record quarterly transaction information. It is required by federal law to be submitted not later than 10 days after the calendar quarter in which effected. If the tenth day falls on a weekend or a holiday, the report is due the business day immediately preceding this deadline. Please forward the report to the Funds Management Compliance Group (“Compliance”). If there are no activities for the quarter, a report indicating such is still required.

Exceptions to Reporting

(1)	You are not required to detail or list the following items on your initial and annual holdings reports and quarterly transactions reports:

(A)	Purchases or sales effected for any account over which you have no direct or indirect influence or control; and

(B)	Purchases or sales of any of the following securities:

•	Direct obligations of the U.S. government;

•	Banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	shares issued by money market funds, whether affiliated or non-affiliated; and

•	shares issued by open-end investment companies, other than Wells Fargo Mutual Fund shares. You must report your holdings and transactions in Wells Fargo Mutual Fund shares (other than shares of money market funds).

(2)	An Access Person need not submit a quarterly transactions report to Funds Management if all the information in the report would duplicate information contained in brokerage account statements received by Funds Management not later than 10 days after the calendar quarter.

Acknowledgement and Certification: All Access Persons must sign this form (See Page 15) on an annual basis to comply with Funds Management’s policies and procedures. New employees must also furnish this on their date of hire.

2.2	ACCESS PERSON TRADE PROCEDURES

Each trade of an Access Person is subject to the following restrictions:

60 Day Holding Period for Wells Fargo Mutual Fund Shares

Any Access Person who makes a trade in shares of a Wells Fargo Mutual Fund (other than shares of a money market fund) is subject to a 60 calendar day holding period. Wells Fargo Mutual Fund shares may not be redeemed or repurchased within 60 days after an earlier purchase or redemption without advance written approval by the Compliance Officer.

Blackout Periods

(A)	An Access Person cannot purchase or sell, directly or indirectly, any security in which the person had (or by reason of the transaction acquires) any beneficial ownership and where such person knew, at the time of such purchase or sale, that the security:

•	is being considered for purchase or sale by a Wells Fargo Mutual Fund; or

•	is being purchased or sold by a Wells Fargo Mutual Fund.

(B)	An Access Person cannot purchase or sell, directly or indirectly, any security in which the person had (or by reason of such transaction acquires) any beneficial ownership at any time within 7 calendar days before or after (1) the time that the same (or a related) security is being purchased or sold by any Wells Fargo Mutual Fund the person manages or for which such person trades, or (2) the person has issued an investment recommendation regarding that (or a related) security.

Exceptions to Blackout Periods

The Blackout Periods shall not apply to:

(A)	purchases or sales of any securities that are not eligible for purchase or sale by any Wells Fargo Mutual Fund;

(B)	purchases or sales which are non-volitional;

(C)	purchases which are part of an automatic dividend investment plan;

(D)	purchases which are effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights; or

(E)	sales which are affected pursuant to a tender offer or similar transaction involving an offer to acquire all or a significant portion of a class of securities.

2.3	REPORTING REQUIREMENTS

The following table summarizes some of the reporting requirements. Requirements for other security type transactions may be confirmed with the Compliance Officer.

Security Type	Quarterly Reporting
Corporate Debt Transactions	Yes

Equity Transactions	Yes

Government Bond	No

Money Market Funds (affiliated and non-affiliated)	No

Municipal Bond	Yes

Short Term / Cash Equivalents	No

SPP / DRIPS* — automatic purchases	No

US Treasury / Agencies	No

Wells Fargo Mutual Funds (other than money market funds)	Yes

*	Sales of stocks from SPP or DRIPs: Please notify Compliance in writing of sale and include transactions in any reports.

2.4	CONFIDENTIALITY

All reports of personal securities transactions, holdings and any other information filed pursuant to the Code will be kept CONFIDENTIAL, provided, however, that such information will be subject to review by appropriate Funds Management personnel (Compliance and/or Senior Management) and legal counsel, and will be provided to government authorities or others if required by law or court order.

2.5	ADDITIONAL RESTRICTIONS ON CERTAIN ACCESS PERSONS’ PERSONAL TRADING

*Only Access Persons who meet the definition of Investment Personnel as defined in Appendix A to the Code, MUST COMPLY with this sub-section. If you are such an Access Person, the Compliance Officer will notify you of your status in writing.

The following are Funds Management’s additional restrictions on Investment Personnel personal trading:

Restricted Investments

Security Type	Purchase	Sale
Initial Public Offerings (IPOs) (An IPO is a corporation’s first offering of a security representing shares of the company to the public.)	PROHIBITED	PERMITTED – If security held prior to Funds Management employment, sale permitted subject to advance written approval by the Compliance Officer.

Limited Offerings (A limited offering is an offer or sale of any security by a brokerage firm not involving a public offering, for example, a venture capital deal.)	PROHIBITED	PERMITTED – If security held prior to Funds Management employment, sale permitted subject to advance written approval by the Compliance Officer.

Ban on Short Term Trading Profits

The purchase and sale, or the sale and purchase, of the same security (or equivalent) within sixty (60) calendar days and at a profit is PROHBITED. This restriction applies without regard to tax lot considerations and short sales. Exercise options are not restricted; however, purchases and sales of options occurring within 60 days resulting in profits are PROHIBITED. Exceptions require advance written approval from the Compliance Officer. Profits from any sale before the 60-day period expires may require disgorgement. For purpose of counting the 60 days, multiple transactions in the same security will be counted in such a manner as to produce the shortest time period between transactions.

This prohibition includes short sales. Exercised options are excluded, but profitable purchases and sales of options occurring within 60 days are prohibited. Sales at original purchase price or at a loss are not prohibited. All other exceptions require advance written approval from the Compliance Officer.

3.	INSIDER INFORMATION

The Insider Trading and Securities Fraud Enforcement Act of 1988 requires Funds Management to establish, maintain and enforce written policies and procedures designed to prevent the misuse of material, non-public information by its officers and employees. Among these are restricting access to files likely to contain non-public information, providing continuing education programs concerning insider trading, restricting or monitoring trading in securities about which Access Persons might possess non-public information, and monitoring and reviewing trading for Funds Management and Access Persons.

3.1	INSIDER TRANSACTIONS

Funds Management considers information material if there is a substantial likelihood that a reasonable investor would consider it important in deciding how to act. Information is considered non-public when it has not been disseminated in a manner making it available to investors generally. Information becomes public once it is publicly disseminated; limited disclosure does not make the information public (i.e., disclosure by an insider to a select group of persons).

Funds Management generally defines insider trading as the buying or selling of a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, non-public information. Insider trading is a violation of federal securities laws, punishable by a prison term and significant monetary fines for the individual and investment adviser.

•	Tipping of material, non-public information is PROHIBITED. An Access Person may not tip a trade, either personally or on behalf of others, while in possession of such information.

•	Front running involves trading ahead of a Wells Fargo Mutual Fund order in the same security on the basis of non-public information regarding impending market transactions. Front running is PROHIBITED.

•	Scalping is PROHIBITED. Scalping occurs when an Access Person purchases shares of a security for his/her own account prior to recommending/buying that security for Wells Fargo Mutual Fund investment and then immediately selling the shares at profit upon the rise in the market price following the recommendation/purchase.

3.2	USE OF NON-PUBLIC INFORMATION REGARDING A WELLS FARGO MUTUAL FUND

No Access Person shall:

•	Disclose to any other person, except to the extent permitted by law and necessary to carry out his or her duties as an Access Person and as part of those duties, any non-public information regarding any Wells Fargo Mutual Fund, including any security holdings or transactions of a Wells Fargo Mutual Fund, any security recommendation made to a Wells Fargo Mutual Fund, and any security transaction by a Wells Fargo Mutual Fund or under consideration by or for a Wells Fargo Mutual Fund, including information about actual or contemplated investment decisions.

•	Use any non-public information regarding any Wells Fargo Mutual Fund in any way which might be contrary to or in competition with the interest of such Wells Fargo Mutual Fund.

•	Use any non-public information regarding any Wells Fargo Mutual Fund in any way for personal gain.

4.	GIFTS, DIRECTORSHIPS AND REGULATORY REQUIREMENTS

4.1	GIFTS

Funds Management follows Wells Fargo & Company’s policy regarding the receipt of gifts. Please refer to the Wells Fargo & Company’s Code of Ethics and Business Conduct for limitations regarding the receipt of gifts.

4.2	DIRECTORSHIPS AND OTHER OUTSIDE EMPLOYMENT

Funds Management follows Wells Fargo & Company’s policy regarding directorships and other outside employment. Please refer to the Wells Fargo & Company’s Code of Ethics and Business Conduct for requirements regarding directorships.

4.3	REGULATORY REQUIREMENTS

The Securities and Exchange Commission (“SEC”) considers it a violation of general antifraud provisions of federal securities laws whenever an adviser, such as Funds Management, engages in fraudulent, deceptive or manipulative conduct. As a fiduciary to Wells Fargo Mutual Fund assets, Funds Management cannot engage in activities that would result in conflicts of interests (i.e., front-running or scalping).

The SEC can censure, place limitations on the activities, functions, or operations of, suspend for a period not exceeding twelve months, or revoke the registration of any investment adviser based on a:

•	Failure reasonably to supervise, with a view to preventing violations of the provisions of the federal securities laws, an employee or an Access Person who commits such a violation.

However, no manager shall be deemed to have failed reasonably to supervise any person, if:

a)	there have been established procedures, and a system for applying such procedures, which would reasonably be expected to prevent and detect, insofar as practicable, any such violation by such other person; and

b)	such manager has reasonably discharged the duties and obligations incumbent upon him or her by reason of such procedures and system without reasonable cause to believe that such procedures and system were not complied with.

5.	Enforcement of the Code

The Compliance Officer has several responsibilities to fulfill in enforcing the Code. Some of these responsibilities are summarized below.

5.1	COMPLIANCE OFFICER’S DUTIES AND RESPONSIBILITIES

The Compliance Officer:

•	will provide each Access Person with a copy of the Code and any amendments thereto;

•	shall notify each person in writing who becomes an Access Person of Funds Management and who is required to report under the Code of their reporting requirements no later than 10 days before the first quarter in which such person is required to begin reporting;

•	will, on a quarterly basis, compare all reported personal securities transactions with each Wells Fargo Mutual Fund’s completed portfolio transactions. Before determining that a person has violated the Code, the Compliance Officer must give the person an opportunity to supply explanatory material; and

•	will submit his or her own reports, as may be required pursuant to the Code, to an alternate Compliance Officer who shall fulfill the duties of the Compliance Officer with respect to the Compliance Officer’s reports. If a securities transaction of the Compliance Officer is under consideration, the Chief Legal Officer of Funds Management will act as the Alternate Compliance Officer for purposes of this Section 5.1.

5.2	CODE VIOLATIONS

If you violate the provisions of the Code, Funds Management has the right to impose on you one or more of the following penalties as it may deem appropriate:

•	censure you;

•	notify your manager and/or Human Resources of the violation;

•	suspend your authority to act on behalf of the Wells Fargo Mutual Funds as an officer, if applicable; and

•	recommend specific sanctions, such as suspension from work for a period of time without pay, reductions in leave, elimination of your bonus, disgorgement of profits, imposition of fines and, termination of employment at Funds Management.

Note:	Both the violation and any imposed sanction will be brought before the Wells Fargo Mutual Funds’ Boards of Trustees.

5.3	ANNUAL WRITTEN REPORTS TO THE BOARDS OF TRUSTEES

At least annually, the Compliance Officer will provide written reports to the Board of Trustees of each Wells Fargo Mutual Fund as follows:

Issues Arising Under the Code. The reports must describe any issue(s) that arose during the previous year under the code or procedures related thereto, including any material code or procedural violations, and any resulting sanction(s). The Compliance Officer may report to each Wells Fargo Mutual Fund’s Board more frequently as he or she deems necessary or appropriate, and shall do so as requested by each Board.

Certification. Each report must be accompanied by a certification to the Board that Funds Management has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code.

5.4	EFFECTIVE DATE OF THE CODE

The Code is effective July 1, 2004 and supercedes any prior versions of the Code.

Funds Management

CODE OF ETHICS

APPENDIX A

Definitions

General Note

The definitions and terms used in the Code of Ethics are intended to mean the same as they do under the 1940 Act and the other federal securities laws. If a definition hereunder conflicts with the definition in the 1940 Act or other federal securities laws, or if a term used in the

Code is not defined, you should follow the definitions and meanings in the

1940 Act or other federal securities laws, as applicable.

Beneficial ownership means the same as it does under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder. You should generally consider yourself the “beneficial owner” of any securities in which you have a direct or indirect pecuniary interest. In addition, you should consider yourself the beneficial owner of securities held by your spouse, your minor children, a relative who shares your home, or other persons by reason of any contract, arrangement, understanding or relationship that provides you with sole or shared voting or investment power.

Control means the same as that under in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company’s outstanding voting security is presumed to give the holder thereof control over the company. This presumption may be countered by the facts and circumstances of a given situation.

High quality short-term debt instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (e.g., Moody’s Investors Service).

Investment Personnel means any of the following individuals:

•	any Access Person who has access to non-public information regarding any Wells Fargo Mutual Funds’ purchase or sale of securities, or information regarding the portfolio holdings of any Wells Fargo Mutual Fund;

•	any Access Person who is involved in making securities recommendations to the Wells Fargo Mutual Funds, or has access to such recommendations that are non-public;

•	any Access Person of Funds Management who, in connection with his/her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Wells Fargo Mutual Fund;

•	any natural person who controls Funds Management and who obtains information concerning recommendations made to a Wells Fargo Mutual Fund regarding the purchase or sale of securities by the Wells Fargo Mutual Fund; and

•	any Access Person otherwise designated by the Compliance Officer in writing that such person is Investment Personnel.

Funds Management

CODE OF ETHICS

IPO (i.e., initial public offering) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).

Non-public Information means any information that is not generally available to the general public in widely disseminated media reports, SEC filings, public reports, prospectuses, or similar publications or sources.

Pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such security. Some examples of when pecuniary interest may apply for you or a Family Member are in securities (including the right to require the exercise or conversion of any derivative security such as an option or warrant, whether or not presently exercisable or convertible) held for:

•	Your accounts or the accounts of Family Members

•	A partnership or limited liability company, if you or a Family Member is a general partner or a managing member

•	A corporation or similar business entity, if you or a Family Member has or shares investment control

•	A trust, if you or a Family Member is a beneficiary

Purchase or sale of a Security includes, among other things, the writing of an option to purchase or sell a security.

Security means the same as it does under Section 2(a)(36) of the 1940 Act, except that it does not include direct obligations of the U.S. government; bankers’ acceptances; bank certificates of deposit; commercial paper; high quality short-term debt instruments, including repurchase agreements; shares issued by affiliated or unaffiliated money market funds; or shares issued by other open-end investment companies, other than Wells Fargo Mutual Fund shares.

A Security held or to be acquired by a Wells Fargo Mutual Fund (or any portfolio) means: (A) any security which, within the most recent 15 days (i) is or has been held by the Wells Fargo Mutual Fund (or any portfolio), or (ii) is being or has been considered by the Wells Fargo Mutual Fund’s adviser or sub-adviser for purchase by the Wells Fargo Mutual Fund (or any portfolio); and (B) any option to purchase or sell, and any security convertible into or exchangeable for, any security.

A security is being purchased or sold by a Wells Fargo Mutual Fund (or any portfolio) from the time a purchase or sale program has been communicated to the person who places buy and sell orders for the Wells Fargo Mutual Fund (or portfolio) until the program has been fully completed or terminated.

A security is being considered for purchase or sale by a Wells Fargo Mutual Fund (or any portfolio) when a security is identified as such by an investment adviser or sub-adviser to the Wells Fargo Mutual Fund (or portfolio).